Exhibit (h)(4)

APPENDIX A

TO THE TRANSFER AGENCY AND SERVICES AGREEMENT

LIST OF PORTFOLIOS

Amended on September 10, 2014

BBH Core Select	Class N Shares Class I Shares Retail Class

BBH International Equity Fund	Class N Shares Class I Shares

BBH Limited Duration Fund	Class N Shares Class I Shares

BBH Money Market Fund	Regular Shares Institutional Shares

BBH Intermediate Municipal Bond Fund	Class N Shares Class I Shares Retail Class

BBH Global Core Select	Class N Shares Retail Class

BBH Core Bond Fund	Class N Shares Class I Shares